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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------

               THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by HYCOR BIOMEDICAL INC., a Delaware corporation ("Company"), and THOMAS M. LI ("Li").

               WHEREAS, the Company desires to employ Li in an executive capacity, Li desires to accept such employment, and the parties desire to memorialize the terms and conditions of their employment relationship,

               NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows:

               1. Employment: Li shall be employed as a Vice President of the Company reporting to the President, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the President from time to time, including service on behalf of the Company's subsidiary and affiliated companies.

               2. Term. This Agreement and Li's employment shall be for a term of three (3) years commencing on June 20, 1997, and expiring on June 19, 2000, but shall be automatically renewed for successive one-year periods thereafter unless either party gives written notice to the other party of nonrenewal at least three (3) months in advance of the expiration date.

               3. Compensation: In consideration for all services to be performed under this Agreement, Li shall receive the following compensation:

                  A. Salary: Li shall be paid base salary at the rate of One Hundred Fifty Eight Thousand Six Hundred Dollars ($158,600) per year. Annually, the Board of Directors, upon the recommendation of the President, shall review Li's performance with a view toward increasing his salary.

                  B. Bonus: Li shall be entitled to participate in the Company's Annual Executive Incentive Plan and the Long Term Executive Incentive Plan, subject to all of the terms and conditions set forth in said plans, as amended from time to time, as long as such plans remain in effect, and to participate in any successor or similar incentive plan available to management personnel of comparable status with the Company or its affiliates. Nothing herein or in said plans shall constitute a guarantee of Li's employment by the Company, or a limitation on the Company's rights under this Agreement, or limitation on the Company's rights to amend or terminate any plan.

                  C. Employee Benefit Plans: Li shall be entitled to participate in all employee benefit plans, including group medical, dental, visual, and life insurance, pension, profit sharing, group and individual disability income, stock option, vacation, and other benefit plans, on terms commensurate with the benefits awarded management personnel of comparable status with the Company or any affiliate of the Company, but subject, on any termination, to Section 4.E below.


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                  D. Expense Reimbursement: The Company shall reimburse Li for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with Company policies in effect from time to time.

               4. Termination: This Agreement and Li's employment are subject to immediate termination at any time as follows:

                  A. Death: This Agreement shall terminate immediately upon Li's death, in which event the Company's only obligations shall be (i) to pay all compensation owing for services rendered by Li prior to the date of his death; (ii) to continue paying Li's base salary to his estate for a period of thirty (30) days after his death; and (iii) to make periodic recoverable advances to Li's estate equivalent to Li's base salary for ninety (90) days after said thirty (30) day period has lapsed, or until the proceeds from the life insurance policy on Li's life referred to in this Agreement become available, whichever occurs first, with such advances to be repaid when said insurance proceeds become available.

                  B. Disability: In the event that Li is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of one hundred eighty (180) days, the Company may place Li on an unpaid leave of absence for a period not to exceed six (6) months, in which case the Company's only obligation shall be (i) to continue Li's group medical and life insurance for the duration of the leave; (ii) to pay the bonus, if any, that Li would be entitled to under the terms of the bonus plans referred to in Section 3B of this Agreement; and (iii) to allow Li to continue receiving benefits under the disability insurance and other employee benefit plans in effect at the time of his disability in accordance with the terms and conditions of such plans. The granting of a leave of absence does not guarantee that Li will be returned to employment, and the Company reserves the right to replace Li or to take other action in his absence due to business necessity. If Li is certified to return to work before his leave of absence expires, and desires to do so, the following provisions shall apply: (i) the Company will attempt to return Li to his same or similar position, provided this does not result in undue hardship to the Company; and (ii) if the Company is unable to reinstate Li because his position has been filled, then as a special severance benefit, the Company shall pay a lump-sum severance payment equal to twenty (20) months of Li's base salary as in effect immediately prior to the commencement of Li's leave of absence. If Li is not certified to return to work before his leave of absence expires, or does not desire to return, his employment and this Agreement shall terminate upon the expiration of his leave of absence.

                  C. Termination For Cause: The Company may terminate this Agreement for cause immediately upon written notice to Li in the event Li (i) engages in any material misconduct, willful breach, or habitual neglect of his duties as an officer of the Company, or (ii) is finally convicted of a felony. In either event, the Company's sole obligation to Li in lieu of all claims for compensation or damages shall be to pay all compensation owing for services rendered by Li prior to the date of termination under this subsection.

                  D. Termination Without Cause: The Company in its sole discretion may terminate this Agreement without cause or prior warning


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        immediately upon written notice to Li. For purposes of this Section 4D, any failure to renew this Agreement and any resignation following a substantial reduction in Li's salary, duties or responsibilities shall constitute an involuntary termination without cause. In the event of a termination under this Section 4D the Company shall pay all compensation owing for services rendered by Li prior to the date of termination, shall pay a lump-sum severance benefit equal to twelve (12) months of Li's base salary at the time of termination, and shall continue to provide Li at Company expense all medical, disability and insurance benefits available to him at the time of termination for a period of twelve (12) months after the termination or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law. As an additional severance payment, if the Company has in effect at the time of any termination without cause under this
        Section 4D any bonus or incentive plan which provides for awards in cash and is based on the Company's revenues or results of operations for a fiscal year, Li shall be entitled to an amount equal to a pro rata award based on the period of the fiscal year for which he was employed if a termination under this Section 4D occurs after the completion of three fiscal quarters. Such severance shall be payable at the same time, and computed on the same terms, as awards under the plan in question, except for periods of service. Such payments and benefits shall not entitle Li to any other benefits or compensation program available to Company employees.

                  E. Termination Following Change In Control: If either the Company elects to terminate Li without cause pursuant to Section 4(D) within ninety (90) days before or twenty four (24) months after a change in control or Li elects to resign with good reason within twenty four
        (24) months after a change in control of the Company, then as a severance benefit and in lieu of all compensation or damages the Company shall (i) pay Li a lump sum equal to 200% of the average of the annual base salary plus bonuses paid to Li during each of the three years prior to the time of such termination or resignation, (ii) continue to provide Li at Company expense all medical, disability and insurance benefits available to him at the time of such termination or resignation for a period of twenty four (24) months after such termination or resignation, or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law, (iii) accelerate the vesting of all unvested stock options granted to Li under the Company's stock option or other benefit plans so that all such stock options will vest and be fully exercisable on the date of such termination or resignation, and (iv) extend the post-termination exercise period for all stock options granted to Li under the Company's stock option and other benefit plans so that all such stock options will be exercisable for a period of three months after the date of such termination or resignation (except that with respect to any stock options having a post-termination exercise period in excess of three months, such longer post-termination exercise period shall remain in effect).

                  For purposes of this subsection, the term "change in control" shall mean any change in control that the Company would be required to report in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, a change in control shall also be deemed to have occurred if (i) any "person" as defined in
        Section 13(d) and 14(d) of the Exchange Act is or becomes, directly or indirectly, the "beneficial owner" as defined in Rule 13 (d-3) under the Exchange Act of securities of the Company which represent 25% or more of the combined voting power of the Company's


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        then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of said two year period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors who were in office at the beginning of said two year period.

                  For purposes of this subsection, Li shall be deemed to have resigned "with good reason" if he does so following a change in control as a result of the Company having done any or all of the following without Li's express written consent: (i) assigned Li different duties or made changes in his reporting responsibilities, title, or office that are substantially inconsistent with Li's duties, responsibilities, titles, or offices immediately prior to the change in control; (ii) reduced Li's base salary from that in effect at the time of the change in control; (iii) failed to continue any bonus plan in substantially the same form as it existed prior to the change in control; (iv) required Li to be based more than fifty (50) miles from his present office location, except for required travel consistent with Li's present business travel obligations; (v) failed to continue any plan or program for compensation, employee benefits, stock purchase or ownership, life insurance, group medical, disability, or vacation in substantially the same form as immediately prior to the change in control, or otherwise made any material reduction in Li's fringe benefits, or (vi) failed to obtain the assumption of this Agreement by any successor to the Company.

                  Li shall not be entitled to the benefits of this Section 4(E) if this Agreement and his employment are terminated pursuant to Section 4(A), (B) or (C).

                  F. Company's Obligations Under This Agreement Exclusive: The benefits set forth in subsections A through E above (which benefits, in the event of termination pursuant to subsections A, C, D or E, include payment for services rendered prior to termination as provided in such subsections), as applicable, constitute the sole obligations of the Company to Li upon a termination and are in lieu of any damages or other compensation that Li may claim under other Company policies in connection with this Agreement. The benefits on termination in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. Li expressly acknowledges that certain Company benefit or incentive plans provide for vesting in, or award of, benefits based on employment on or through particular dates and that nothing in this Agreement entitles him to partial vesting or partial awards under such plans. Any payments under Section 4D relating to any incentive or bonus plan are expressly acknowledged to be benefits under this Agreement and not an interpretation or modification of any such plan.

                  G. Resignation As Officer: In the event of any termination pursuant to this Section 4, Li shall be deemed to have resigned as an officer of the Company if he was serving in such capacity at the time of termination.

               5. Confidentiality: Li acknowledges and agrees that he has been and will continue to be entrusted with trade and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business


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plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint venturers, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

                  A. During the entire term of his employment with the Company and for two years thereafter, Li shall not disclose or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

                  B. During the entire term of his employment by the Company and for one year thereafter, Li shall not directly or indirectly solicit any actual or potential customer of the Company or its subsidiary and affiliated companies for any business that competes directly or indirectly with the Company, except for the sole benefit of the Company or with its express written consent.

                  C. During the entire term of his employment by the Company and for one year thereafter, Li shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.

                  D. In the event any provision in this Section 5 is more restrictive than allowed by the law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law.

                  E. Li acknowledges and agrees that any violation of this
        Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the Company. Li therefore agrees that the Company's remedies at law are inadequate, and hereby consents to issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any remedies the Company may have at law or in equity.

               6. Inventions: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Li during or as the result of his employment with the Company shall constitute the sole and exclusive property of the Company. Li shall disclose all such matters to the Company, assign all right, title and interest he may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection. This Section 6 shall not apply to any invention which qualifies fully under California Labor Code Section 2870, a true copy of which is attached to this Agreement as Exhibit A.

               7. Conflict Of Interest: During the term of this Agreement, Li shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the President.


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               8. Employee Benefit Plans: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of Li and the Company, and is not intended to create an employee benefit plan or to modify the term of existing plans.

               9. Parachute Limitation: The payments and benefits Li is entitled to under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Li without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If Li's benefits must be cut back to avoid triggering such penalties, Li's benefits shall be cut back in the priority order designated by Li or, if Li fails promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this
Section is paid to Li, Li must repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). Li and the Company agree reasonably to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Li receives.

               10. Assignment: This Agreement may not be assigned by Li, but may be assigned by the Company to any successor in interest to its business. In the event the Company does not survive any merger, acquisition, or other reorganization, it shall make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Li's heirs, executors, administrators, and legal representatives.

               11. Notices: All notices required by this Agreement may be delivered by first class mail at the following addresses:

               To the Company:        Hycor Biomedical Inc.
                                      18800 Von Karman Avenue
                                      Irvine, California 92715

               To Li:                 Thomas M. Li
                                      6772 Findley Circle
                                      Huntington Beach, California 92648

               12. Amendment. This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

               13. Choice Of Law: This Agreement shall be governed by the laws of the State of California.

               14. Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.


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               15. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

               16. Complete Agreement: This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including Li's previous employment contracts, which shall have no further force and effect.

THOMAS M. LI


_____________________________                Dated: __________________

HYCOR BIOMEDICAL INC.


By:___________________________               Dated: __________________

   Name:  _____________________
   Title: _______________________



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                                    EXHIBIT A

                       CALIFORNIA LABOR CODE SECTION 2870

                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RENTS

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

               (2) Result from any work performed by the employee for the employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.


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